SUB-ITEM 77I(2)
Terms of new or amended securities
On May 7, 2015, Form Type 485(b), Accession No. 0000908186-15-000058,
an amendment to the registration statement of American Century Capital Portfolios, Inc., was filed with the Securities and Exchange Commission. This amendment registered three new funds, AC Alternatives Equity Fund, AC Alternatives Income Fund, and AC Alternatives Multi-Strategy Fund, effective May 8, 2015, and describes the characteristics of the new funds.